Filed Pursuant to Rule 433

Registration No. 333-130196

Pricing Term Sheet

March 27, 2008

Chesapeake Energy Corporation

Common Stock

The following information supplements the Preliminary Prospectus Supplement, dated March 26, 2008, filed pursuant to Rule 433, Registration Statement No. 333-130196.

Title of securities:	Common Stock

Symbol:	CHK

Total number of shares offered:	20,000,000 shares

Public offering price:	$45.75 per share

Dividends:	Purchasers of common stock being issued in this offering will not be record holders with respect to such shares as of April 1, 2008, and therefore will not receive the quarterly dividend that is scheduled to be paid on April 15, 2008.

Settlement Date:	April 2, 2008

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Banc of America Securities LLC toll-free at 1-800-294-1322, and Lehman Brothers Inc. toll-free at 1-888-603-5847.